Exhibit 99.01

Record summer heat drives 2011 earnings at OGE Energy
Summer weather 45% above normal

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), parent company of Oklahoma Gas and Electric Company (OG&E) and OGE Enogex Holdings LLC (Enogex), today reported earnings of $3.45 per diluted share in 2011, compared with ongoing earnings of $3.10 per diluted share and GAAP earnings of $2.99 in 2010.

GAAP earnings are calculated using generally accepted accounting principles. Earnings on an ongoing basis exclude the one-time charge of $11 million in 2010 to write off previously recognized tax benefits relating to Medicare Part D subsidies affected by national healthcare legislation.

In 2011, OG&E, a regulated electric utility, reported net income of $263 million and contributed $2.65 per diluted share, compared with $216 million, or $2.18 per diluted share in 2010. Enogex, a midstream natural gas pipeline business, reported net income of $82 million, or $0.83 per diluted share in 2011, compared to net income of $91 million, or $0.92 per diluted share in 2010. The holding company posted a loss of $0.03 per diluted share in 2011, compared with a loss of $0.11 per diluted share in the prior period in part due to a charitable contribution made in the fourth quarter of 2010.

"Our members stepped up and delivered in 2011 despite some significant challenges,” said Pete Delaney, OGE Energy chairman, president and CEO. "I'm proud of them for their commitment to our customers and dedication to safely operating our assets during very trying times. Our utility operations performed above our expectations, and, once again, Enogex saw record volumes in their gathering business as it continues to expand into the natural gas liquids rich basins in Western Oklahoma and the Texas panhandle."

Fourth Quarter Results
For the three months ended Dec. 31, 2011, OGE Energy reported earnings of $0.37 per diluted share, compared with $0.31 per diluted share in the fourth quarter of 2010. The increase was mainly due to higher gross margins at OG&E primarily from increased transmission revenue, favorable weather and new customer growth in the fourth quarter compared to the same period last year partially offset by higher operating expenses and increased ownership in Enogex by OGE's equity partner.

Discussion of 2011 results

OGE Energy reported consolidated gross margin of $1.6 billion in 2011, compared with $1.5 billion in 2010. Operating income was $647 million in 2011, compared with $594 million in 2010. Net income was $343 million in 2011, compared with $295 million in 2010.

OG&E reported gross margin of $1.2 billion in 2011, compared with $1.1 billion in 2010. OG&E's higher net income, $263 million in 2011 compared with $216 million in 2010, was primarily attributed to record heat in the summer of 2011, recovery of various utility investments, transmission revenues associated with new projects, and new customer growth - primarily in the oil and gas industry, partially offset by higher operating expenses.

Enogex reported gross margin of $441 million in 2011, compared to $423 million in 2010. Enogex's gross margin increased 4 percent from 2010, as a result of higher gathering volumes and natural gas liquids prices, net of the previously disclosed conversion of keep-whole contracts to fixed fee. Enogex's higher gross margins were offset by increased operating expenses associated with system expansion and an increase in the ownership percentage by OGE's equity partner. Enogex's net income attributable to OGE decreased in 2011 to $82 million compared with $91 million in 2010.

2012 Outlook
The Company's 2012 consolidated earnings guidance will be provided following a final order in the Oklahoma general rate case, which is expected in March. The 2012 earnings guidance for Enogex's net income attributable to OGE is $0.80 to $0.95 per average diluted share. The guidance assumes approximately 99.9 million average diluted shares outstanding. More information regarding Enogex's 2012 earnings guidance and the Company's 2011 financial results is contained in the Company's Form 10-K filed today with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Ongoing Earnings and Ongoing Earnings per Average Diluted Share, which exclude the one-time non-cash charge of approximately $11.4 million or $0.11 per average diluted share associated with the elimination of the tax deduction for the Medicare Part D subsidy as a result of health care legislation passed in early 2010, are non-GAAP financial measures. OGE Energy's management believes that ongoing earnings and ongoing earnings per average diluted share provide a more meaningful comparison of earnings results and are more representative of OGE Energy's fundamental core earnings power. OGE Energy's management uses ongoing earnings and ongoing earnings per average diluted share internally for financial planning and analysis, for reporting of results to the Board of Directors, and when communicating its earnings outlook to analysts and investors. Reconciliations of ongoing earnings and ongoing earnings per average diluted share are below and are available on OGE Energy's website: www.oge.com.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for 2012 on Thursday, Feb. 16, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves approximately 789,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a natural gas pipeline business with principal operations in Oklahoma.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2011.

OGE Energy Corp (Reconciliation of Ongoing Earnings (Loss) to GAAP Earnings (Loss)

	2011 GAAP and Ongoing Earnings*	2010 Ongoing Earnings	**One-Time Charge	2010 GAAP Earnings

OG&E	$263.3	$222.7	$(7.0)	$215.7
OGE Enogex Holdings	82.2	93.1	(2.0)	91.1
Holding Co.	(2.6)	(9.1)	(2.4)	(11.5)
Consolidated	$342.9	$306.7	$(11.4)	$295.3

Reconciliation of Ongoing Earnings per Average Diluted Share to GAAP Earnings per Average Diluted Share

	2011 GAAP and Ongoing Earnings Per Share*	2010 Ongoing Earnings Per Share	**One-Time Charge	2010 GAAP Earnings Per Share

OG&E	$2.65	$2.25	$(0.07)	$2.18
OGE Enogex Holdings	0.83	0.94	(0.02)	0.92
Holding Co.	(0.03)	(0.09)	(0.02)	(0.11)
Consolidated	$3.45	$3.10	$(0.11)	$2.99

* There were no one-time charges for the year ended December 31, 2011 therefore, ongoing and GAAP earnings are the same for that period.

**The Patient Protection Act and Affordable Care Act of 2009 and the Health Care and Education Reconciliation Act of 2010 were signed into law on March 23, 2010 and March 30, 2010, respectively. These Acts change the tax treatment of federal subsidies paid to sponsors of retiree health benefit plans that provide prescription drug benefits. As a result, OGE recognized a one-time, non-cash charge of approximately $11.4 million or $0.11 per average diluted share for the quarter ended March 31, 2010.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$445.9	$430.1	$2,211.5	$2,109.9
Natural Gas Midstream Operations operating revenues	439.3	398.4	1,704.4	1,607.0
Total operating revenues	885.2	828.5	3,915.9	3,716.9
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	193.3	195.4	966.0	952.6
Natural Gas Midstream Operations cost of goods sold	342.8	302.8	1,311.9	1,234.8
Total cost of goods sold	536.1	498.2	2,277.9	2,187.4
Gross margin on revenues	349.1	330.3	1,638.0	1,529.5
OPERATING EXPENSES
Other operation and maintenance	148.9	148.8	581.2	549.8
Depreciation and amortization	81.3	76.1	307.1	291.3
Impairment of assets	1.3	1.1	6.3	1.1
Gain on insurance proceeds	(3.0)	—	(3.0)	—
Taxes other than income	23.7	22.9	99.7	93.4
Total operating expenses	252.2	248.9	991.3	935.6
OPERATING INCOME	96.9	81.4	646.7	593.9
OTHER INCOME (EXPENSE)
Interest income	0.1	—	0.5	—
Allowance for equity funds used during construction	4.3	4.2	20.4	11.4
Other income	8.2	7.9	19.3	13.7
Other expense	(9.5)	(9.1)	(21.7)	(17.9)
Net other income	3.1	3.0	18.5	7.2
INTEREST EXPENSE
Interest on long-term debt	37.5	36.0	146.1	139.3
Allowance for borrowed funds used during construction	(2.3)	(2.0)	(10.4)	(5.5)
Interest on short-term debt and other interest charges	1.6	1.2	5.2	5.9
Interest expense	36.8	35.2	140.9	139.7
INCOME BEFORE TAXES	63.2	49.2	524.3	461.4
INCOME TAX EXPENSE	20.0	15.4	160.7	161.0
NET INCOME	43.2	33.8	363.6	300.4
Less: Net income attributable to noncontrolling interests	6.8	3.1	20.7	5.1
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$36.4	$30.7	$342.9	$295.3

BASIC AVERAGE COMMON SHARES OUTSTANDING	99.0	97.5	97.9	97.3
DILUTED AVERAGE COMMON SHARES OUTSTANDING	99.4	99.2	99.2	98.9

BASIC EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.37	$0.32	$3.50	$3.03

DILUTED EARNINGS PER AVERAGE COMMON SHARE
ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.37	$0.31	$3.45	$2.99

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$172.3	$165.0	$943.5	$894.8
Commercial	113.7	111.5	531.3	521.0
Industrial	47.8	48.0	216.0	212.5
Oilfield	37.7	37.2	165.1	162.8
Public authorities and street light	44.9	43.0	207.4	200.8
Sales for resale	14.4	15.3	65.3	65.8
Provision for rate refund	—	0.4	—	—
System sales revenues	430.8	420.4	2,128.6	2,057.7
Off-system sales revenues	0.7	2.0	36.2	21.7
Other	14.4	7.7	46.7	30.5
Total operating revenues	$445.9	$430.1	$2,211.5	$2,109.9

Sales of Electricity - MWH (a) sales by classification
Residential	1.9	2.0	9.9	9.6
Commercial	1.6	1.6	6.9	6.7
Industrial	1.0	0.9	3.9	3.8
Oilfield	0.8	0.8	3.2	3.1
Public authorities and street light	0.8	0.7	3.2	3.0
Sales for resale	0.3	0.3	1.4	1.4
System sales	6.4	6.3	28.5	27.6
Off-system sales	—	—	1.0	0.5
Total sales	6.4	6.3	29.5	28.1

Number of customers	789,146	782,558	789,146	782,558

Average cost of energy per KWH (b) - cents
Natural gas	4.014	3.939	4.328	4.638
Coal	2.129	1.993	2.064	1.911
Total fuel	2.643	2.818	2.897	3.012
Total fuel and purchased power	3.039	3.124	3.215	3.309

Degree days
Heating - Actual	1,264	1,223	3,359	3,528
Heating - Normal	1,403	1,403	3,631	3,631
Cooling - Actual	89	42	2,776	2,328
Cooling - Normal	61	61	1,911	1,911

NATURAL GAS MIDSTREAM OPERATIONS
Operating revenues	$455.3	$418.1	$1,787.1	$1,707.7
Operating income	$43.4	$44.0	$175.0	$184.3
Net income attributable to OGE Enogex Holdings	$19.1	$22.3	$82.2	$91.1
Net cash provided from operating activities	$84.1	$63.2	$264.9	$304.1
Capital expenditures	$334.2	$76.7	$612.5	$234.2

Gathered volumes – TBtu/d (c)	1.36	1.34	1.36	1.32
Incremental transportation volumes – TBtu/d (d)	0.53	0.27	0.58	0.40
Total throughput volumes – TBtu/d	1.89	1.61	1.94	1.72

Natural gas processed – TBtu/d	0.88	0.85	0.79	0.82

Natural gas liquids sold (keep-whole) – million gallons	34	50	167	187
Natural gas liquids sold (purchased for resale) – million gallons	150	132	487	470
Natural gas liquids sold (percent-of-liquids) – million gallons	7	7	25	26
Natural gas liquids sold (percent-of-proceeds) – million gallons	2	1	6	5
Total natural gas liquids sold – million gallons	193	190	685	688

Average natural gas liquids sales price per gallon	$1.09	$1.04	$1.16	$0.96

Average natural gas sales price per MMBtu (e)	$3.60	$3.71	$4.08	$4.24

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(e) Million British thermal units.